Exhibit 99.1

SmartRent Reports Second Quarter 2024 Results

Delivers Record SaaS Annual Recurring Revenue (“ARR”) of $51.2 million in Q2 2024

Scottsdale, Ariz., August 7, 2024 – (BUSINESS WIRE) – SmartRent, Inc. (NYSE: SMRT) (“SmartRent” or the “Company”), a leading provider of smart communities and smart operations solutions for the rental housing industry, today reported financial results for the three months ended June 30, 2024. Management is hosting an investor call to discuss results today, August 7, 2024, at 11:30 a.m. Eastern Time.

Financial and Business Highlights for the Second Quarter 2024

•
Total Revenue of $48.5 million, decreased by 9 percent year-over year.
•
SaaS Revenue of $12.8 million, increased by 32 percent year-over year.
•
Net Loss of $(4.6) million, improved by 56 percent from $(10.3) million in the second quarter of 2023, a $5.7 million improvement year-over-year.
•
Adjusted EBITDA of $902K, improved by 114 percent, a $7.3 million improvement year-over-year.
•
Balance Sheet: $187.4 million in cash, cash equivalents and restricted cash as of June 30, 2024, no debt and an undrawn credit facility of $75 million.

Management Commentary

"SmartRent is a leader of smart solutions for the rental housing industry, distinguished by our exceptional products and services that deliver significant value to our customers," stated John Dorman, Chairman of the Board. "As we navigate this transitional phase in SmartRent’s leadership, our strategy remains sharply focused on leveraging our core strengths and the great potential SmartRent has for substantial long-term growth. We are refining our operations to better execute disciplined, strategic measures that enhance stability and scalability across our business and unlock growth."

Dorman continued, "This period of change is underpinned by our great confidence in SmartRent's fundamentals and its capacity for innovation. The newly formed Management Committee comprises talented, experienced leaders who are deeply familiar with our business and equipped to drive our key strategic initiatives forward as we conduct our search for SmartRent’s next CEO. With over seven million rental units owned and/or managed by our loyal customer base, we see immense opportunities to deepen market penetration and expand our reach. As we prepare for SmartRent's next growth phase, we are conducting a comprehensive financial review to ensure we are taking the right steps to support our vision for the future so we can continue to deliver exceptional value and improve the resident experience while driving improved performance. The Board and I are excited about our path ahead, firmly believing in our strategy and its potential to create lasting value for our shareholders."

Exhibit 99.1

Second Quarter 2024 Results

The Company delivered a 32% year-over-year increase in SaaS revenue, driven by improvements in SaaS ARPU and total Units Deployed, which are key metrics the Company is focused on improving to deliver more predictable growth. Over the same period, SaaS ARR increased to $51.2 million, up from $38.8 million in Q2 2023. SaaS ARPU for the quarter increased by 9%, to $5.63 from $5.16 in Q2 2023, primarily due to improvements in pricing. Additionally, Units Booked SaaS ARPU saw a decrease of 8% to $8.07 from $8.74 in Q2 2023.

Total revenue for the quarter was $48.5 million, a 9% decrease from the same quarter prior year, driven by fewer Units Shipped and New Units Deployed. Hosted services revenue for the quarter was $18.0 million, including a record $12.8 million of SaaS revenue, a 16% increase from $15.6 million from the same quarter prior year. Hardware revenue was $25.0 million, a decrease of $3.1 million or 11% from the same quarter prior year. Professional services revenue was $5.8 million, a decrease of $4.2 million, or 42% from the same quarter in the prior year.

As of June 30, 2024, total Units Deployed reached 771,870, a 19% increase with 121,546 more units compared to the same quarter prior year. The Company had 22,469 New Units Deployed during the quarter, a 53% decrease with 47,768 New Units Deployed in the same quarter prior year. Units Booked for the quarter was 37,691, an 89% increase with an additional 17,724 units compared to the same quarter prior year. Total Bookings were $45.5 million, marking a $14.0 million or 44% increase from the same quarter prior year.

In the second quarter, total gross margin improved to 35.7% from 18.5%, for a total of 1,716 basis points, from the same quarter prior year, primarily driven from changes to product mix, cost management and improvements to our operating model. SaaS gross margin improved to 75.5% from 75.1%, a 43-basis point improvement from a year ago. Total gross profit significantly increased in the second quarter to $17.3 million from $9.9 million last year, for an increase of 75%. Hardware gross profit was $8.4 million, a 44% increase from $5.8 million, due to product mix. Professional services gross loss narrowed to $3.0 million from $5.8 million in the same quarter of the previous year, primarily due to overall reduced volume in New Units Deployed, followed by the benefits of cost management initiatives. Hosted services gross profit increased to $12 million from $9.8 million in the same quarter prior year and continues to be the company’s most profitable revenue stream.

In the second quarter of 2024, operating expenses were $24.2 million in the quarter, an increase. from $21.9 in the same quarter in the prior year due to a one-time $2.3 million impairment charge related to an investment.

Net losses in the second quarter were $(4.6) million, improved from $(10.3) million in the second quarter of 2023, for a total $5.7 million improvement year-over-year. Adjusted EBITDA was $902K, a 114% improvement from $(6.4) million in the same quarter from the prior year. This marks the third consecutive quarter of positive adjusted EBITDA results.

Exhibit 99.1

The Company’s $50 million share repurchase program remains active. In the quarter, the company purchased approximately 765K shares, and following the close of the quarter, the company has purchased an additional 842K shares, leaving approximately $41.6 million available for future purchases. The Company ended the quarter with a cash balance of $187 million.

"Our team is taking comprehensive steps to address the increasing market headwinds and enhance both our financial stability and overall execution discipline," stated Daryl Stemm, CFO and interim Principal Executive Officer. "In response to these dynamic conditions and in light of the ongoing CEO transition, we determined it was appropriate to temporarily suspend our annual guidance. Our financial foundation remains strong with ample liquidity, and we are well positioned to advance our growth strategies. We are particularly focused on strengthening our recurring revenue streams, which are supported by an exceptionally high net revenue retention rate exceeding 100%. We are confident that these measures will not only provide predictable and repeatable revenue but also guide SmartRent’s progress towards long-term success during this pivotal phase."

SmartRent has not provided the forward-looking GAAP equivalents or a GAAP reconciliation for forward-looking Adjusted EBITDA in this presentation due to the uncertainty regarding, and the potential variability of, reconciling items such as stock-based compensation expense. Accordingly, a reconciliation of Adjusted EBITDA guidance to net income or loss is not available without unreasonable effort. However, it is important to note that material changes to reconciling items could have a significant effect on future GAAP results.

Exhibit 99.1

Revenue Drivers

	For the three months ended June 30,
	2024	2023	% Change
Hardware
Hardware Units Shipped	48,780	55,516	(12%)
Hardware ARPU	$505.86	$500.54	1%

Professional Services
New Units Deployed	22,469	47,768	(53%)
Professional Services ARPU	$333.45	$264.59	26%

Hosted Services
Units Deployed (1)	771,870	650,324	19%
Average aggregate units deployed	760,636	626,440	21%
SaaS ARPU	$5.63	$5.16	9%

Bookings
Units Booked	37,691	19,967	89%
Bookings (in thousands)	$45,511	$31,539	44%
Units Booked SaaS ARPU	$8.07	$8.74	(8%)

(1) As of the last date of the quarter

Conference Call Information

SmartRent is hosting a conference call today, August 7, 2024, at 11:30 a.m. ET to discuss its financial results. To join the call, please register on the Company’s investor relations website here. A copy of the second quarter 2024 earnings deck is available on the Investor Relations section of SmartRent’s website.

Exhibit 99.1

About SmartRent

Founded in 2017, SmartRent, Inc. (NYSE: SMRT) is a leading provider of smart communities solutions and smart operations solutions to the rental housing industry. SmartRent’s end-to-end ecosystem powers smarter living and working in rental housing by automating operations, protecting assets, reducing energy consumption and more. The Company’s differentiators - purpose-built software and hardware, and end-to-end implementation and support - create an exceptional experience, with 15 of the top 20 multifamily operators and millions of users leveraging SMRT solutions daily. For more information, please visit smartrent.com.

Forward-Looking Statements

This press release contains forward-looking statements which address the Company's expected future business and financial performance, areas of focus, leadership transition, expected growth, strategy, performance, financial review, stock repurchase program and expected benefits from stock repurchase program, and other future events. Forward-looking statements may contain words such as "goal," "target," "future," "estimate," "expect," "anticipate," "intend," "plan," "believe," "seek," "project," "may," "should," "will" or similar expressions. Examples of forward-looking statements include, among others, statements regarding the expected financial results, product portfolio enhancements, expansion plans and opportunities and earnings guidance related to financial and operational metrics. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Some of the factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, among other things, our ability to: (1) accelerate adoption of our products and services; (2) anticipate the uncertainties inherent in the development of new business lines and business strategies; (3) manage risks associated with our third-party suppliers and manufacturers and partners for our products; (4) manage risks associated with adverse macroeconomic conditions, including inflation, slower growth or recession, barriers to trade, changes to fiscal and monetary policy, tighter credit, higher interest rates, high unemployment, and currency fluctuations; (5) attract, train, and retain effective officers, key employees and directors and manage risks associated with the leadership transition; (6) develop, design, manufacture, and sell products and services that are differentiated from those of competitors; (7) realize the benefits expected from our acquisitions; (8) acquire or make investments in other businesses, patents, technologies, products or services to grow the business; (9) successfully pursue, defend, resolve or anticipate the outcome of pending or future litigation matters; (10) comply with laws and regulations applicable to our business, including privacy regulations; (11) realize the benefits expected from our stock repurchase program; and (12) maintain key strategic relationships with partners and distributors. The forward-looking statements herein represent the judgment of the Company, as of the date of this release, and SmartRent disclaims any intent or obligation to update forward-looking statements. This press release should be read in conjunction with the information included in the Company's other press releases, reports and other filings with the SEC. Understanding the information contained in these filings is important

Exhibit 99.1

in order to fully understand the Company's reported financial results and our business outlook for future periods.

Use of Non-GAAP Financial Measures

In addition to disclosing financial results that are determined in accordance with GAAP, SmartRent also discloses certain non-GAAP financial measures in this press release, including EBITDA and Adjusted EBITDA These financial measures are not recognized measures under GAAP and should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We define Adjusted EBITDA as EBITDA before the following items: stock-based compensation expense, non-recurring warranty provisions, impairment of investment in non-affiliate, compensation expenses in connection with acquisitions, non-recurring expenses in connection with acquisitions, and other expenses caused by non-recurring, or unusual, events that are not indicative of our ongoing business. We define EBITDA as net income or loss computed in accordance with GAAP before interest income/expense, income tax expense and depreciation and amortization.

EBITDA and Adjusted EBITDA may be determined or calculated differently by other companies. Reconciliations of these non-GAAP measures to the most directly comparable GAAP financial measures have been provided in the financial statement tables included in this press release, and investors are encouraged to review the reconciliations.

EBITDA and Adjusted EBITDA are not used as measures of SmartRent’s liquidity and should not be considered alternatives to net income or loss or any other measure of financial performance presented in accordance with GAAP.

SmartRent’s management uses EBITDA and Adjusted EBITDA in a number of ways to assess the Company’s financial and operating performance and believes that these measures provide useful information to investors regarding financial and business trends related to SmartRent’s results of operations. EBITDA and Adjusted EBITDA are also used to identify certain expenses and make decisions designed to help SmartRent meet its current financial goals and optimize its financial performance, while neutralizing the impact of expenses included in its operating results which could otherwise mask underlying trends in its business. SmartRent’s management believes that investors are provided with a more meaningful understanding of SmartRent’s ongoing operating performance when non-GAAP financial information is viewed with GAAP financial information.

Operating Metrics Defined

SmartRent regularly monitors several operating metrics including the following which the Company believes are key measures of its growth, to evaluate its operating performance, identify trends affecting its business, formulate business plans, measure its progress, and make strategic decisions. These metrics may not provide accurate predictions of future GAAP financial results.

Exhibit 99.1

Units Deployed is defined as the aggregate number of Hub Devices that have been installed (including customer self-installations) and have an active subscription as of a stated measurement date.

New Units Deployed is defined as the aggregate number of Hub Devices that were installed (including customer self-installations) and resulted in a new active subscription during a stated measurement period.

Units Shipped is defined as the aggregate number of Hub Devices that have been shipped to customers during a stated measurement period.

Units Booked is defined as the aggregate number of Hub Device units subject to binding orders executed during a stated measurement period. The Company utilizes the concept of Units Booked to measure estimated near-term resource demand and the resulting approximate range of post-delivery revenue that it will earn and record. Units Booked represent binding orders only.

Bookings represent the contract value of hardware, professional services, and the first year of ARR for binding orders executed during a stated measurement period.

Annual Recurring Revenue (“ARR”) is defined as the annualized value of our SaaS revenue earned in the current quarter.

Average Revenue per Unit (“ARPU”) is used to assess the growth and health of the overall business and reflects our ability to acquire, retain, engage and monetize our customers, and thereby drive revenue. Each revenue stream ARPU is calculated as follows:

Hardware ARPU is total hardware revenue during a given period divided by the total Units Shipped during the same period.

Professional Services ARPU is total professional services revenue during a given period divided by the total New Units Deployed, excluding customer self-installations, during the same period.

SaaS ARPU is total SaaS revenue during a given period divided by the average aggregate Units Deployed in the same period.

Units Booked SaaS ARPU is the first year ARR for binding orders executed during the stated measurement period divided by the total Units Booked in the same period.

Net Revenue Retention is defined as SaaS revenue at the end of the current period related to properties which had SaaS revenue at the end of the same period in the prior year, divided by SaaS revenue at the end of the same period in the prior year for those same properties. This includes any reductions in revenue caused by cancellations or downgrades, offset by additions to revenue from price increases on existing products, and additions of new products at existing properties.

Exhibit 99.1

SMARTRENT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except per share amounts)

	For the three months ended June 30,		For the six months ended June 30,
	2024	2023	2024	2023
Revenue
Hardware	$24,676	$27,788	$53,753	$65,113
Professional services	5,816	10,050	9,274	22,819
Hosted services	18,026	15,564	35,980	30,549
Total revenue	48,518	53,402	99,007	118,481

Cost of revenue
Hardware	16,318	21,990	35,002	54,562
Professional services	8,869	15,809	15,317	33,443
Hosted services	6,026	5,720	11,960	11,478
Total cost of revenue	31,213	43,519	62,279	99,483

Operating expense
Research and development	7,484	6,536	15,846	13,767
Sales and marketing	4,716	4,829	9,270	9,990
General and administrative	12,023	10,605	28,689	22,622
Total operating expense	24,223	21,970	53,805	46,379

Loss from operations	(6,918)	(12,087)	(17,077)	(27,381)

Interest income, net	2,290	1,815	4,699	3,831
Other income (expense), net	91	(59)	194	(3)
Loss before income taxes	(4,537)	(10,331)	(12,184)	(23,553)

Income tax expense	68	18	113	11
Net loss	$(4,605)	$(10,349)	$(12,297)	$(23,564)
Other comprehensive loss
Foreign currency translation adjustment	(11)	(9)	(5)	95
Comprehensive loss	$(4,616)	$(10,358)	$(12,302)	$(23,469)
Net loss per common share
Basic and diluted	$(0.02)	$(0.05)	$(0.06)	$(0.12)
Weighted-average number of shares used in computing net loss per share
Basic and diluted	201,986	199,619	202,735	198,980

Exhibit 99.1

SMARTRENT, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	As of
	June 30, 2024	December 31, 2023
ASSETS
Current assets
Cash and cash equivalents	$ 187,435	$ 215,214
Restricted cash, current portion	247	495
Accounts receivable, net	65,220	61,903
Inventory	34,420	41,575
Deferred cost of revenue, current portion	11,335	11,794
Prepaid expenses and other current assets	15,179	9,359
Total current assets	313,836	340,340
Property and equipment, net	1,319	1,400
Deferred cost of revenue	6,555	11,251
Goodwill	117,268	117,268
Intangible assets, net	25,312	27,249
Other long-term assets	11,057	12,248
Total assets	$ 475,347	$ 509,756

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$ 6,449	$ 15,076
Accrued expenses and other current liabilities	26,696	24,976
Deferred revenue, current portion	67,187	77,257
Total current liabilities	100,332	117,309
Deferred revenue	44,671	45,903
Other long-term liabilities	961	4,096
Total liabilities	145,964	167,308

Commitments and contingencies (Note 12)
Convertible preferred stock, $0.0001 par value; 50,000 shares authorized as of June 30, 2024 and December 31, 2023; no shares of preferred stock issued and outstanding as of June 30, 2024 and December 31, 2023	-	-

Stockholders' equity
Class A common stock, $0.0001 par value; 500,000 shares authorized as of June 30, 2024 and December 31, 2023, respectively; 202,169 and 203,327 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	20	20
Additional paid-in capital	633,793	628,156
Accumulated deficit	(304,209)	(285,512)
Accumulated other comprehensive loss	(221)	(216)
Total stockholders' equity	329,383	342,448
Total liabilities, convertible preferred stock and stockholders' equity	$ 475,347	$ 509,756

Exhibit 99.1

SMARTRENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the six months ended June 30,
	2024	2023
Net loss	$ (12,297)	$ (23,564)
Adjustments to reconcile net loss to net cash used by operating activities
Depreciation and amortization	3,086	2,596
Impairment of investment in non-affiliate	2,250	-
Provision for warranty expense	(837)	-
Non-cash lease expense	732	412
Stock-based compensation related to acquisition	-	109
Stock-based compensation	6,565	6,847
Compensation expense related to acquisition	-	1,769
Change in fair value of earnout related to acquisition	140	306
Non-cash interest expense	72	65
Provision for excess and obsolete inventory	120	47
Provision for expected credit losses	1,360	(1)
Non-cash legal expense (Note 12 “Commitments and Contingencies”)	4,955	-
Change in operating assets and liabilities	-
Accounts receivable	(4,712)	2,416
Inventory	2,059	15,188
Deferred cost of revenue	5,155	7,285
Prepaid expenses and other assets	(1,839)	(6,311)
Accounts payable	(8,663)	(12,059)
Accrued expenses and other liabilities	(3,339)	(13,201)
Deferred revenue	(11,208)	2,878
Lease liabilities	(813)	(466)
Net cash used in operating activities	(17,214)	(15,684)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(275)	(49)
Capitalized software costs	(1,722)	(2,279)
Net cash used in investing activities	(1,997)	(2,328)
CASH FLOWS FROM FINANCING ACTIVITIES
Payments for repurchases of Class A common stock	(6,381)	-
Proceeds from options exercise	2	71
Proceeds from ESPP purchases	337	438
Taxes paid related to net share settlements of stock-based compensation awards	(1,267)	(1,085)
Payment of earnout related to acquisition	(1,530)	(1,702)
Net cash used in provided by financing activities	(8,839)	(2,278)
Effect of exchange rate changes on cash and cash equivalents	23	41
Net decrease (increase) in cash, cash equivalents, and restricted cash	(28,027)	(20,249)
Cash, cash equivalents, and restricted cash - beginning of period	215,709	217,713
Cash, cash equivalents, and restricted cash - end of period	$ 187,682	$197,464

Reconciliation of cash, cash equivalents, and restricted cash to the consolidated balance sheets
Cash and cash equivalents	$ 187,435	$ 196,970
Restricted cash, current portion	247	247
Restricted cash, included in other long-term assets	-	247
Total cash, cash equivalents, and restricted cash	$ 187,682	$ 197,464

Exhibit 99.1

SMARTRENT, INC.

RECONCILIATION OF NON-GAAP MEASURES

	For the three months ended June 30,		For the six months ended June 30,
	2024	2023	2024	2023
	(dollars in thousands)		(dollars in thousands)
Net loss	$(4,605)	$(10,349)	$(12,297)	$(23,564)
Interest income, net	(2,290)	(1,815)	(4,699)	(3,831)
Income tax expense	68	18	113	11
Depreciation and amortization	1,585	1,342	3,086	2,596
EBITDA	(5,242)	(10,804)	(13,797)	(24,788)
Legal matter	-	-	5,300	-
Stock-based compensation	3,284	3,276	6,565	6,956
Impairment of investment in non-affiliate	2,250	-	2,250	-
Non-recurring warranty provision	463		463	-
Compensation expense in connection with acquisitions	-	370	-	1,995
Other acquisition expenses	117	226	257	431
Other non-operating expenses	30	488	261	488
Adjusted EBITDA	$902	$(6,444)	$1,299	$(14,918)

Investor Contact

Kelly Reisdorf
Head of Investor Relations

investors@smartrent.com

Media Contact

Amanda Chavez
Senior Director, Corporate Communications
media@smartrent.com